Filed Pursuant to Rule 433

Registration No. 333-180922 and 333-180922 -01

Free Writing Prospectus relating to

Prospectus dated April 25, 2012 and

Preliminary Prospectus Supplement dated May 3, 2012

ABB Finance (USA) Inc.

4.375% Notes due 2042

Guaranteed as to the Payment of Principal, Premium, if any, and Interest by

ABB Ltd

Pricing Term Sheet

May 3, 2012

Issuer:	ABB Finance (USA) Inc.
Guarantor:	ABB Ltd
Security:	4.375% Notes due 2042 (the “Notes”)
Size:	$750,000,000
Maturity Date:	May 8, 2042
Coupon (Interest Rate):	4.375% per annum
Interest Payment Dates:	Semi-annually in arrears on May 8 and November 8 of each year, commencing on November 8, 2012.
Yield to Maturity:	4.568%
Benchmark Treasury:	3.125% 11/2041
Benchmark Treasury Price and Yield:	100-4+; 3.118%
Spread to Benchmark Treasury:	1.450% (145 basis points)
Optional Make-Whole Redemption Provision:

Make-whole redemption at any time based on discount rate of U.S. Treasury yield plus 0.250% (25 basis points), as further described under “Description of Notes and Guarantee – Optional Make-Whole Redemption” in the prospectus supplement.

Tax Redemption Provision:	Applicable as described under “Description of Notes and Guarantee – Tax Redemption” in the prospectus supplement.
Price to Public:	96.865%
Expected Settlement Date:	May 8, 2012 (T+3)
Expected Ratings*:	A2 / A (both stable) (Moody’s / S&P)
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof.
CUSIP/ISIN:	00037B AC6/US00037BAC63
Clearing and Settlement:	DTC, including Euroclear/Clearstream participants
Listing:	None
Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
Barclays Capital Inc.
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Nordea Bank Danmark A/S
UBS Securities LLC
Co-Managers:	Skandinaviska Enskilda Banken AB (publ)
Svenska Handelsbanken AB (publ)
SG Americas Securities, LLC
Credit Agricole Securities (USA) Inc.
RBS Securities Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus  in that registration statement and the related preliminary prospectus supplement and any other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling toll-free Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322; Goldman, Sachs & Co. at 1-866-471-2526; or Morgan Stanley & Co. LLC at 1-866-718-1649.